The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-157134

Subject to Completion, Dated March 17, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated February 19, 2009)

           Shares of Common Stock

We are offering           shares of our common stock. Our common stock is listed on The NASDAQ Global Select Market under the symbol “SASR.” On March 16, 2010, the last reported sale price of our common stock on The NASDAQ Global Select Market was $15.01 per share.

Investing in our common stock involves risks. See “Risk Factors” on page S-6 of this prospectus supplement before you make your investment decision.

	Per Share	Total

Public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to us	$	$

The underwriters have the option to purchase up to           additional shares of common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The underwriters expect to deliver the common stock on or about March   , 2010 only in book-entry form through the facilities of The Depository Trust Company.

Sole Book-Running Manager

Baird

Co-Manager
Janney Montgomery Scott

The date of this prospectus supplement is March   , 2010.

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We, and the underwriters, are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the

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accompanying prospectus is accurate only as of the date of each document regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of these securities. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date.

About This Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about us, the common stock offered hereby and other securities that we may offer from time to time, some of which information may not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of this offering in the prospectus supplement differs from the description in the accompanying prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this shelf registration process, we may sell any combination of securities described in the accompanying prospectus in one or more offerings from time to time. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common stock and other information you should know before investing. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” in this prospectus supplement.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

In this prospectus supplement, “Sandy Spring”, the “Company”, “we”, “us” and “our” refer to Sandy Spring Bancorp, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

A Warning About Forward-Looking Statements

The prospectus supplement and the accompanying prospectus, including formation incorporated by reference into these documents may contain statements relating to future events or future results of the Company that are considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “intend” and “potential,” or words of similar meaning, or future or conditional verbs such as “should,” “could,” or “may.” Forward-looking statements include statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. Forward-looking statements reflect our expectation or prediction of future conditions, events or results based on information currently available. These forward-looking statements are subject to significant risks and uncertainties that may cause actual results to differ materially from those in such statements. These risk and uncertainties

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include, but are not limited to, the risks identified in this prospectus supplement, in the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2009, as well as the following:

•	general business and economic conditions nationally or in the markets we serve could adversely affect, among other things, real estate prices, unemployment levels, and consumer and business confidence, which could lead to decreases in the demand for loans, deposits and other financial services that we provide and increases in loan delinquencies and defaults;

•	changes or volatility in the capital markets and interest rates may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our balance sheet as well as our liquidity;

•	our liquidity requirements could be adversely affected by changes in our assets and liabilities;

•	our investment securities portfolio is subject to credit risk, market risk, and liquidity risk as well as changes in the estimates we use to value certain of the securities in our portfolio;

•	the effect of legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry;

•	competitive factors among financial services companies, including product and pricing pressures and our ability to attract, develop and retain qualified banking professionals;

•	the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the Securities and Exchange Commission, the Public Company Accounting Oversight Board and other regulatory agencies; and

•	the effect of fiscal and governmental policies of the United States federal government.

All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus supplement are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus supplement and the accompanying prospectus. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

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Prospectus Supplement Summary

The following summary contains basic information about us and this offering. Because it is a summary, it does not contain all the information that may be important to you. Before making an investment decision, you should read the entire prospectus supplement and accompanying prospectus carefully, including the section entitled “Risk Factors” and the documents incorporated by reference herein, including the financial statements and the accompanying notes contained in such documents. Unless otherwise indicated, all share information in this prospectus supplement assumes no exercise of the underwriter’s over-allotment option.

Our Company

Sandy Spring Bancorp is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation, The Equipment Leasing Company and West Financial Services, Inc. Sandy Spring Bancorp is the largest publicly traded banking company headquartered and operating in Maryland. Sandy Spring Bank is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 43 community offices in Anne Arundel, Carroll, Frederick, Howard, Montgomery and Prince George’s counties in Maryland, and Fairfax and Loudoun counties in Virginia. Through its subsidiaries, Sandy Spring Bank also offers a comprehensive menu of leasing, insurance and investment management services.

Sandy Spring Bank is headquartered in Montgomery County, Maryland and conducts business primarily in the central Maryland and northern Virginia areas. Our business footprint serves one of the better performing business regions in the country. At June 30, 2009, with $2.4 billion of deposits in Maryland, Sandy Spring Bancorp had the largest deposit market share of any bank holding company headquartered in Maryland according to SNL Financial data. Maryland has the highest state median household income in the country at $70,000 for 2008, according to the U.S. Census Bureau. To complement its presence in the Maryland market, Sandy Spring Bank has expanded into Northern Virginia which is home to nearly 2.4 million people. The Baltimore-Washington area has five out of the top ten most affluent counties in the United States, as measured by median household income for counties with 250,000 or more people, according to the U.S. Census Bureau. Important to both Maryland and Northern Virginia is the accessibility to other key neighboring markets such as Philadelphia, New York City, Pittsburgh and the Richmond/Norfolk corridor. The market area benefits from the presence and employment stability of the federal government and related service industries. In addition, management believes that the market is benefiting from stimulus spending, recent military base relocation and expansion initiatives by the general defense and homeland security industries.

While the general economic decline has had an adverse impact on the local economy, the regional unemployment rate is currently below the national average, according to the Bureau of Labor Statistics as of July 2009. The workforce is relatively stable, due to government and related employment opportunities and the presence of a diverse manufacturing base and service industries, and provides a better than average regional economic outlook. Recent activity reflects improving conditions in the market as residential permit activity and sales of existing homes have experienced increases in 2009 compared to the prior year. Additionally, the decline in real estate prices has remained below the national average during the economic downturn, according to the Case-Shiller Report as of July 2009. While the data at year end 2009 on economic metrics such as retail sales, mortgage delinquencies, office vacancies, personal income and median family income provide mixed economic signals, management believes that there are indications that the economy has stabilized and is now in a position for recovery and expansion. Management believes that as the economy recovers, Sandy Spring Bancorp will be able to take advantage of growth opportunities while adequately managing credit risk.

At December 31, 2009, we had total assets of $3.6 billion, net loans and leases of $2.2 billion, total deposits of $2.7 billion and total stockholders’ equity of $374.0 million.

Business Strategy

As a diversified financial services provider, we pursue a strategy of achieving long-term sustainable growth, profitability, and shareholder value, without sacrificing our financial soundness. We work toward achieving this goal by focusing on increasing our loan and deposit market share in central Maryland and northern Virginia either organically or by way of strategic acquisitions. We believe that one of our unique strengths is an understanding of the financial needs of the communities we serve developed from our heritage as a local institution dating back to 1868.

Our key strategic focus is vigorous financial stewardship, deploying investor capital safely yet efficiently for the best possible returns. We strive to provide excellent service and a sophisticated suite of banking products, including a highly competitive Treasury management product, to our customers. We continue to focus on middle market commercial and small business banking and affluent retail customer relationship growth, while striving to maintain asset quality and improve operating efficiencies. We believe that our products, long-term heritage and customer relationship orientation distinguish us in our marketplace and position us to gain significant market share over time, particularly as our marketplace has seen the acquisition of several of our traditional competitors.

Competition

Sandy Spring Bank’s principal competitors for deposits are other financial institutions, including other banks, credit unions, and savings institutions located in the Bank’s primary market area of Anne Arundel, Carroll, Frederick, Howard, Montgomery and Prince George’s counties in Maryland, and Fairfax and Loudoun counties in Virginia. Competition among these institutions is based primarily on interest rates and other terms offered, service charges imposed on deposit accounts, the quality of services rendered, and the convenience of banking facilities. Additional competition for depositors’ funds comes from mutual funds, U.S. Government securities, and private issuers of debt obligations and suppliers of other investment alternatives for depositors such as securities firms.

Capital Purchase Program

We sold 83,094 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), liquidation preference $1,000 per share, to the U.S. Department of the Treasury (the “Treasury”), under the Capital Purchase Program in December 2008. The Series A Preferred Stock pay cumulative dividends at a rate of five percent per year for the first five years and reset to a rate of nine percent per year after the fifth year. The consent of the Treasury is required for any increase in our common dividends per share for the first three years following the Treasury’s purchase of the Series A Preferred Stock (other than regular quarterly cash dividends of not more than $0.24 per share of common stock), unless prior to the end of three years, the Series A Preferred Stock has been redeemed in full or the Treasury has transferred all of the Series A Preferred Stock to third parties.

In conjunction with the purchase of the Series A Preferred Stock, the Treasury received a warrant (the “Warrant”) to purchase 651,547 shares of common stock. The exercise price on the Warrant is $19.13 per share. The Warrant has a term of 10 years and was immediately exercisable, in whole or in part, upon issuance.

Corporate Information

Our executive offices are located at 17801 Georgia Avenue, Olney, Maryland 20832, and our telephone number is (800) 399-5919. Our website is www.sandyspringbank.com. Information on our website is not a part of this prospectus supplement.

The Offering

The following summary contains basic information about our common stock and is not intended to be complete. For a complete description of our common stock, see the information under the heading “Description of Common Stock” beginning on page S-14.

Common stock offered	shares (or shares if the underwriters exercise in full their over-allotment option to purchase additional shares)

Common stock to be outstanding after this offering(1)	shares (or shares if the underwriters exercise in full their over-allotment option to purchase additional shares)

Net proceeds	The net proceeds, after underwriting discount and estimated expenses, to us from the sale of the common stock offered will be approximately $ million (or approximately $ million if the underwriters exercise their over-allotment option in full).

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes which may include, without limitation, making investments at the holding company level; providing capital to support our subsidiaries, including Sandy Spring Bank; supporting asset and deposit growth; engaging in acquisitions or other business combinations; and reducing or refinancing existing debt. We do not have any specific plans for acquisitions or other business combinations at this time. Among other things, we may also seek the approval of our regulators to repurchase all or a portion of the Series A Preferred Stock and the Warrant with the net proceeds of this offering and other cash available to us. We have not determined if, or when, we will seek the approval of our regulators to repurchase all or a portion of the Series A Preferred Stock and Warrant. Our management will retain broad discretion in the allocation of net proceeds from this offering. See “Use of Proceeds.”

NASDAQ Global Select Market symbol	SASR

Risk Factors	Investing in our common stock involves risks. Before investing, you should consider carefully the matters set forth under “Risk Factors,” beginning on page S-6, for a discussion of the risks related to an investment in our common stock.

(1)	The number of shares of common stock that will be outstanding after the closing of this offering is based on 16,606,427 shares of common stock outstanding as of March 10, 2010, which does not include:

•	shares of common stock issuable pursuant to the underwriters’ over-allotment option;

•	833,727 shares of common stock that may be issued upon the exercise of outstanding options under Sandy Spring Bancorp’s equity compensation plans; and

•	651,547 shares of common stock reserved for issuance upon the exercise of the Warrant issued in connection with the issuance of Series A Preferred Stock to the U.S. Treasury.

Summary Selected Consolidated Financial Information

The following selected financial data as of and for the fiscal years ended December 31, 2009, 2008, 2007, 2006 and 2005 are derived from audited consolidated financial statements of Sandy Spring Bancorp. The financial data below should be read in conjunction with the financial statements and notes thereto incorporated by reference in this prospectus supplement. See “Where You Can Find More Information.”

(Dollars in thousands, except per share amounts)	At or For the Year Ended December 31,
	2009	2008	2007	2006	2005

Results of Operations:
Tax-equivalent interest income	$160,069	$173,389	$186,481	$159,686	$129,288
Interest expense	51,522	60,386	76,149	58,687	33,982
Tax-equivalent net interest income	108,547	113,003	110,332	100,999	95,306
Tax-equivalent adjustment	4,839	4,545	5,506	6,243	7,128
Provision for loan and lease losses	76,762	33,192	4,094	2,795	2,600
Net interest income after provision for loan and lease losses	26,946	75,267	100,732	91,961	85,758
Noninterest income	45,241	46,243	44,289	38,895	36,909
Noninterest expense	103,039	102,089	99,788	85,096	77,194
Income (loss) before taxes	(30,852)	19,421	45,233	45,760	45,293
Income tax expense (benefit)	(15,997)	3,642	12,971	12,889	12,195
Net income (loss)	(14,855)	15,779	32,262	32,871	33,098
Net income (loss) available to common shareholders	(19,665)	15,445	32,262	32,871	33,098
Per Share Data:
Net income (loss) – basic per share	$(0.90)	$0.96	$2.01	$2.22	$2.26
Net income (loss) – basic per common share	(1.20)	0.94	2.01	2.22	2.26
Net income (loss) – diluted per share	(0.90)	0.96	2.01	2.20	2.24
Net income (loss) – diluted per common share	(1.20)	0.94	2.01	2.20	2.24
Dividends declared per common share	0.37	0.96	0.92	0.88	0.84
Book value per common share (at year end)	17.80	19.05	19.31	16.04	14.73
Financial Condition (at year end):
Assets	$3,630,478	$3,313,638	$3,043,953	$2,610,457	$2,459,616
Deposits	2,696,842	2,365,257	2,273,868	1,994,223	1,803,210
Loans and leases	2,298,010	2,490,646	2,277,031	1,805,579	1,684,379
Securities	1,023,799	492,491	445,273	540,908	567,432
Borrowings	535,646	522,658	426,525	351,540	417,378
Stockholders’ equity	373,586	391,862	315,640	237,777	217,883
Financial Condition (average for the year):
Assets	$3,557,234	$3,152,586	$2,935,451	$2,563,673	$2,352,061
Deposits	2,599,284	2,284,648	2,253,979	1,866,346	1,771,381
Loans and leases	2,416,470	2,420,040	2,113,476	1,788,702	1,544,990
Securities	824,802	428,479	495,928	559,350	603,882
Borrowings	535,272	513,237	361,884	451,251	355,537
Stockholders’ equity	389,221	324,995	290,224	229,360	204,142
Performance Ratios:
Return on average common equity	(6.42)%	4.84%	11.12%	14.33%	16.21%
Return on average assets	(0.55)	0.49	1.10	1.28	1.41
Yield on average interest-earning assets	4.85	6.02	6.98	6.73	5.95
Rate on average interest-bearing liabilities	1.97	2.56	3.50	3.08	2.02
Net interest spread	2.88	3.46	3.48	3.65	3.93
Net interest margin	3.29	3.92	4.13	4.26	4.39
Efficiency ratio – GAAP	69.18	65.99	66.92	63.67	61.71
Efficiency ratio – Non-GAAP(1)	64.81	59.88	61.92	58.71	58.16
Dividends declared per share to diluted net income per common share	(30.83)	102.12	45.77	40.00	37.50
Capital Ratios:
Tier 1 leverage	9.09%	11.00%	8.87%	9.81%	9.55%
Tier 1 capital to risk-weighted assets	12.01	12.56	10.28	12.64	12.22
Total regulatory capital to risk-weighted assets	13.27	13.82	11.28	13.62	13.22
Tangible common equity to tangible assets – Non-GAAP(1)	5.95	7.18	7.57	8.45	8.06
Average equity to average assets	10.94	10.31	9.89	8.95	8.68
Credit Quality Ratios:
Allowance for loan losses to loans and leases	2.81%	2.03%	1.10%	1.08%	1.00%
Non-performing loans to total loans	5.82	2.79	1.51	0.21	0.08
Non-performing assets to total assets	3.89	2.18	1.15	0.15	0.06
Net charge-offs to average loans and leases	2.61	0.32	0.06	0.01	0.02

(1)	Tangible equity and tangible assets are non-GAAP financial measures calculated using GAAP amounts. We calculate tangible equity by excluding the balance of goodwill and other intangible assets from our calculation of stockholders’ equity. We calculate tangible assets by excluding the balance of goodwill and other intangible assets from our calculation of total assets. We believe that this non-GAAP financial measure provides information to investors that is useful in understanding our financial condition. Because not all companies use the same calculation of tangible equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of the non-GAAP ratio of tangible equity to tangible assets is provided below.

The Company has for many years used a traditional efficiency ratio that is a non-GAAP financial measure of operating expense control and efficiency of operations. Management believes that its traditional ratio better focuses attention on the operating performance of the Company over time than does a GAAP ratio, and is highly useful in comparing period-to-period operating performance of the Company’s core business operations. It is used by management as part of its assessment of its performance in managing non-interest expenses. However, this measure is supplemental, and is not a substitute for an analysis of performance based on GAAP measures. The reader is cautioned that the non-GAAP efficiency ratio used by the Company may not be comparable to GAAP or non-GAAP efficiency ratios reported by other financial institutions.

In general, the efficiency ratio is non-interest expenses as a percentage of net interest income plus non-interest income. Non-interest expenses used in the calculation of the non-GAAP efficiency ratio exclude goodwill impairment losses, the amortization of intangibles, and non-recurring expenses. Income for the non-GAAP ratio includes the favorable effect of tax-exempt income and excludes securities gains and losses, which vary widely from period to period without appreciably affecting operating expenses, and non-recurring gains. The measure is different from the GAAP efficiency ratio, which also is presented in the above table. The GAAP and non-GAAP efficiency ratios are reconciled as provided below.

(Dollars in thousands)	2009	2008	2007	2006	2005

GAAP efficiency ratio:
Non-interest expenses	$103,039	$102,089	$99,788	$85,096	$77,194
Net interest income plus non-interest income	148,949	154,702	149,115	133,651	125,087
Efficiency ratio – GAAP	69.18%	65.99%	66.92%	63.67%	61.71%
Non-GAAP efficiency ratio:
Non-interest expenses	$103,039	$102,089	$99,788	$85,096	$77,194
Less non-GAAP adjustment:
Amortization of intangible assets	3,646	4,447	4,080	2,967	2,198
Goodwill impairment loss	–	4,159	–	–	–
Plus non-GAAP adjustment:
Pension prior service credit	–	1,473	–	–	–

Non-interest expenses as adjusted	$99,393	$94,956	$95,708	$82,129	$74,996

Net interest income plus non-interest income	$148,949	$154,702	$149,115	$133,651	$125,087
Plus non-GAAP adjustment:
Tax-equivalent income	4,839	4,545	5,506	6,243	7,128
Less non-GAAP adjustments:
Securities gains (losses)	418	663	43	1	3,262

Net interest income plus non-interest income – as adjusted	$153,370	$158,584	$154,578	$139,893	$128,953

Efficiency ratio – Non-GAAP	64.81%	59.88%	61.92%	58.71%	58.16%
Tangible common equity ratio:
Total stockholders’ equity	$373,586	$391,862	$315,640	$237,777	$220,058
Accumulated other comprehensive loss	2,652	7,572	1,055	4,021	594
Goodwill	(76,816)	(76,248)	(76,585)	(12,4 94)	(12,042)
Other intangible assets, net	(8,537)	(12,183)	(16,630)	(10,6 53)	(12,218)
Preferred stock	(80,095)	(79,440)	–	–	–

Tangible common equity	$210,790	$231,563	$223,480	$218,651	$196,392

Total assets	$3,630,478	$3,313,638	$3,043,953	$2,610,457	$2,459,616
Goodwill	(76,816)	(76,248)	(76,585)	(12,4 94)	(12,042)
Other intangible assets, net	(8,537)	(12,183)	(16,630)	(10,6 53)	(12,218)

Tangible assets	$3,545,125	$3,225,207	$2,950,738	$2,587,310	$2,435,356

Tangible common equity ratio	5.95%	7.18%	7.57%	8.45%	8.06%

Risk Factors

An investment in our common stock involves risk.  You should carefully consider the risks described below and all other information contained in this prospectus supplement, the accompany prospectus and the documents incorporated by reference before you decide to buy our common stock. It is possible that risks and uncertainties not listed below may arise or become material in the future and affect our business.

Risks Associated with Our Business and Industry

A continuation of recessionary conditions could have an adverse effect on our financial position or results of operations.

United States and global markets have experienced severe disruption and volatility, and general economic conditions have declined significantly. Adverse developments in credit quality and asset values throughout the financial services industry, as well as general uncertainty regarding the economic and regulatory environment, have had a significant negative impact on the industry. The United States government has taken steps to try to stabilize the financial system, including investing in financial institutions, and also has been working to design and implement programs to stimulate economic recovery. There can be no assurances that these efforts will be successful. Factors that could continue to pressure financial services companies, including the Company, are numerous and include (1) worsening credit quality, leading to increases in loan losses and reserves, (2) continued or worsening disruption and volatility in financial markets, leading to continuing reductions in assets values, (3) capital and liquidity concerns regarding financial institutions generally, (4) limitations resulting from or imposed in connection with governmental actions intended to stabilize or provide additional regulation of the financial system, and (5) recessionary conditions that are deeper or last longer than currently anticipated.

Changes in local economic conditions could adversely affect our business.

Our commercial and commercial real estate lending operations are concentrated in Anne Arundel, Carroll, Frederick, Howard, Montgomery, and Prince George’s counties in Maryland, and Fairfax and Loudoun counties in Virginia. Our success depends in part upon economic conditions in these markets. Adverse changes in economic conditions in these markets could reduce our growth in loans and deposits, impair our ability to collect our loans, increase our problem loans and charge-offs, and otherwise negatively affect our performance and financial condition. Recent declines in real estate values could cause some of our residential and commercial real estate loans to be inadequately collateralized, which would expose us to a greater risk of loss in the event that we seek to recover on defaulted loans by selling the real estate collateral.

We may not successfully execute our plan to return to profitability.

For the year ended December 31, 2009, we had a net loss available to common stockholders of approximately $19.7 million. While we are executing a plan to return to profitability on a long-term basis by stabilizing and then reducing our level of non-performing assets, enhancing our capital and liquidity, and increasing the operating income of our core community banking franchise, there can be no assurance that we will be successful in executing our plan such that we will return to profitability.

Our allowance for loan and lease losses may not be adequate to cover our actual loan and lease losses, which could adversely affect our earnings.

We maintain an allowance for loan and lease losses in an amount that we believe is adequate to provide for probable losses in the portfolio. While we strive to monitor credit quality and to identify loans and leases that may become non-performing, at any time there are loans and leases included in the portfolio that will result in losses, but that have not been identified as non-performing or potential problem credits. We cannot be sure that we will be able to identify deteriorating credits prior to them becoming non-performing assets, or that we will have the ability to limit losses on those loans and leases that are identified. As a result, future additions to the allowance may be necessary. Additionally, future additions may be required based on changes in the loans and leases comprising the portfolio and changes in the financial condition of borrowers, that may result from changes in economic conditions, or as a result of assumptions by management in determining the allowance. Additionally, federal banking regulators, as an integral part of their supervisory function, periodically review our allowance for loan and lease losses. These regulatory agencies may require us to increase our provision for loan and lease losses or to recognize further loan or lease charge-offs based upon their judgments, which may differ from ours. Any increase in the allowance for loan and lease losses could have a negative effect on the financial condition and results of operations of the Company.

If our non-performing assets increase, our earnings and financial condition will suffer.

At December 31, 2009, our non-performing assets totaled $141.2 million, or 3.89%, of total assets compared to non-performing assets of $72.2 million, or 2.18% of total assets at December 31, 2008. Our non-performing assets adversely affect our net income in various ways. We do not record interest income on non-accrual loans or other real estate owned. We must reserve for probable losses, which is established through a current period charge to the provision for loan and lease losses as well as from time to time, as appropriate, write-downs of the value of properties in our other real estate owned portfolio to reflect changing market values. Additionally, there are legal fees associated with the resolution of problem assets as well as carrying costs such as taxes, insurance and maintenance related to our other real estate owned. Further, the resolution of non-performing assets requires the active involvement of management, which can distract them from more profitable activity. Finally, if our estimate for the recorded allowance for loan and lease losses proves to be incorrect and our allowance is inadequate, we will have to increase the allowance accordingly and as a result our earnings would be adversely affected. A further downturn in the market areas we serve could increase our credit risk associated with our loan portfolio, as it could have a material adverse effect on both the ability of borrowers to repay loans as well as the value of the real property or other property held as collateral for such loans. There can be no assurance that we will not experience further increases in non-performing loans in the future, or that our non-performing assets will not result in further losses in the future.

Changes in interest rates and other factors beyond our control may adversely affect our earnings and financial condition.

Our net income depends to a great extent upon the level of our net interest income. Changes in interest rates can increase or decrease net interest income and net income. Net interest income is the difference between the interest income we earn on loans, investments, and other interest-earning assets, and the interest we pay on interest-bearing liabilities, such as deposits and borrowings. Net interest income is affected by changes in market interest rates, because different types of assets and liabilities may react differently, and at different times, to market interest rate changes. When interest-bearing liabilities mature or re-price more quickly than interest-earning assets in a period, an increase in market rates of interest could reduce net interest income. Similarly, when interest-earning assets mature or re-price more quickly than interest-bearing liabilities, falling interest rates could reduce net interest income.

Changes in market interest rates are affected by many factors beyond our control, including inflation, unemployment, money supply, international events, and events in world financial markets. We attempt to manage our risk from changes in market interest rates by adjusting the rates, maturity, repricing, and balances of the different types of interest-earning assets and interest-bearing liabilities, but interest rate risk management techniques are not exact. As a result, a rapid increase or decrease in interest rates could have an adverse effect on our net interest margin and results of operations. Changes in the market interest rates for types of products and services in our various markets also may vary significantly from location to location and over time based upon competition and local or regional economic factors. At December 31, 2009, our interest rate sensitivity simulation model projected that net interest income would not change significantly if interest rates immediately fell by 200 basis points due to the current low level of market interest rates but would decrease by 5.03% if interest rates immediately rose by 200 basis points. The results of our interest rate sensitivity simulation model depend upon a number of assumptions which may not prove to be accurate. There can be no assurance that we will be able to successfully manage our interest rate risk.

Our investment securities portfolio is subject to credit risk, market risk, and liquidity risk.

Our investment securities portfolio has risks beyond our control that can significantly influence its fair value. These factors include, but are not limited to, rating agency downgrades of the securities, defaults of the issuers of the securities, lack of market pricing of the securities, and continued instability in the credit markets. Recent lack of market activity with respect to certain of the securities has, in certain circumstances, required us to base our fair market valuation on unobservable inputs. Any change in current accounting principles or interpretations of these principles could impact our assessment of fair value and thus our determination of other than temporary impairment of the securities in our investment securities portfolio. If any of our investment securities are determined to be other than temporarily impaired, we would be required to write down the securities, which could adversely affect our earnings and regulatory capital ratios.

We are subject to liquidity risks.

Market conditions could negatively affect the level or cost of liquidity available to us, which would affect our ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth and new business transactions at a reasonable cost, in a timely manner, and without adverse consequences. Core deposits and Federal Home Loan Bank advances are our primary source of funding. A significant decrease in our core deposits, an inability to renew Federal Home Loan Bank advances, an inability to obtain alternative funding to core deposits or Federal Home Loan Bank advances, or a substantial, unexpected, or prolonged change in the level or cost of liquidity could have a negative effect on our business and financial condition.

An impairment in the carrying value of our goodwill could negatively impact our earnings and capital.

At December 31, 2009, we had goodwill totaling $76.8 million. Goodwill is initially recorded at fair value and is not amortized, but is reviewed for impairment at least annually or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. Given the current economic environment and conditions in the financial markets, we could be required to evaluate the recoverability of goodwill prior to our normal annual assessment if we experience disruption in our business, unexpected significant declines in our operating results, or sustained market capitalization declines. These types of events and the resulting analyses could result in goodwill impairment charges in the future. These non-cash impairment charges could adversely affect our results of operations in future periods. A goodwill impairment charge does not adversely affect any of our regulatory capital ratios or our tangible capital ratio. During the last quarter of 2009, the market value of the Company’s stock declined significantly below its book value at December 31, 2009. Management considered this decrease to be a triggering event indicating the possibility of impairment in the Community Banking segment at December 31, 2009. Based on our analyses, we concluded that the fair value of our reporting units exceeded the carrying value of our assets and liabilities and, therefore, goodwill was not considered impaired at December 31, 2009.

We rely on our management and other key personnel, and the loss of any of them may adversely affect our operations.

We are and will continue to be dependent upon the services of our executive management team. In addition, we will continue to depend on our ability to retain and recruit key client relationship managers. The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial condition.

We may fail to realize the cost savings we estimate for mergers and acquisitions.

The success of our mergers and acquisitions may depend, in part, on our ability to realize the estimated cost savings from combining the businesses. It is possible that the potential cost savings could turn out to be more difficult to achieve than we anticipated. Our cost savings estimates also depend on our ability to combine the businesses in a manner that permits those cost savings to be realized. If our estimates turn out to be incorrect or we are not able to combine successfully, the anticipated cost savings may not be realized fully or at all, or may take longer to realize than expected.

Combining acquired businesses with Sandy Spring may be more difficult, costly, or time-consuming than we expect, or could result in the loss of customers.

It is possible that the process of merger integration of acquired companies could result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect the ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger or acquisition. There also may be disruptions that cause us to lose customers or cause customers to withdraw their deposits. Customers may not readily accept changes to their banking arrangements or other customer relationships after the merger or acquisition.

Competition may decrease our growth or profits.

We compete for loans, deposits, and investment dollars with other banks and other financial institutions and enterprises, such as securities firms, insurance companies, savings associations, credit unions, mortgage brokers, and private lenders, many of which have substantially greater resources than ours. Credit unions have federal tax exemptions, which may allow them to offer lower rates on loans and higher rates on deposits than taxpaying financial institutions such as commercial banks. In addition, non-depository institution competitors are generally not subject to the extensive regulation applicable to institutions that offer federally insured deposits. Other institutions may have other competitive advantages in particular markets or may be willing to accept lower profit margins on certain products. These differences in resources, regulation, competitive advantages, and business strategy may decrease our net interest margin, increase our operating costs, and may make it harder for us to compete profitably.

Government regulation significantly affects our business.

The banking industry is heavily regulated. Banking regulations are primarily intended to protect the federal deposit insurance funds and depositors, not shareholders. Sandy Spring Bank is subject to regulation and supervision by the Board of Governors of the Federal Reserve System and by Maryland banking authorities. Sandy Spring Bancorp is subject to regulation and supervision by the Board of Governors of the Federal Reserve System. The burdens imposed by federal and state regulations put banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies, and leasing companies. Changes in the laws, regulations, and regulatory practices affecting the banking industry may increase our costs of doing business or otherwise adversely affect us and create competitive advantages for others. Regulations affecting banks and financial services companies undergo continuous change, and we cannot predict the ultimate effect of these changes, which could have a material adverse effect on our profitability or financial condition. Federal economic and monetary policy may also affect our ability to attract deposits and other funding sources, make loans and investments, and achieve satisfactory interest spreads.

Restrictions on unfriendly acquisitions could prevent a takeover.

Our articles of incorporation and bylaws contain provisions that could discourage takeover attempts that are not approved by the board of directors. The Maryland General Corporation Law includes provisions that make an acquisition of Sandy Spring Bancorp more difficult. These provisions may prevent a future takeover attempt in which our shareholders otherwise might receive a substantial premium for their shares over then-current market prices. These provisions include supermajority provisions for the approval of certain business combinations and certain provisions relating to meetings of shareholders. Our certificate of incorporation also authorizes the issuance of additional shares without shareholder approval on terms or in circumstances that could deter a future takeover attempt.

Changes in the Federal or State tax laws may negatively impact our financial performance.

The Company is subject to changes in tax law that could increase the effective tax rate payable to the state or federal government. These law changes may be retroactive to previous periods and as a result, could negatively affect the current and future financial performance of the Company.

Volatile and illiquid financial markets resulting from a significant event in the market may hinder our ability to increase or maintain our current liquidity position.

Financial concerns in broad based financial sectors such as mortgage banking or homebuilding may result in a volatile and illiquid bond market and may reduce or eliminate the Company’s ability to pledge certain types of assets to increase or maintain its liquidity position. A decline in the Company’s liquidity position may hinder its ability to grow the balance sheet through internally generated loan growth or through acquisitions.

We may be subject to litigation risk.

In the normal course of business, the Company may become involved in litigation, the outcome of which may have a direct material impact on our financial position and daily operations.

Our financial results may be subject to the impact of changes in accounting standards or interpretation in new or existing standards.

From time to time the Financial Accounting Standards Board (“FASB”) and the SEC change accounting regulations and reporting standards that govern the preparation of the Company’s financial statements. In addition, the FASB, SEC, bank regulators and the outside independent auditors may revise their previous interpretations regarding existing accounting regulations and the application of these accounting standards. These revisions in their interpretations are out of the Company’s control and may have a material impact on the Company’s financial statements

The limitations on executive compensation imposed through our participation in the Capital Purchase Program may restrict our ability to attract, retain and motivate key employees, which could adversely affect our operations.

As part of our participation in the Capital Purchase Program, we agreed to be bound by certain executive compensation restrictions, including limitations on severance payments and the clawback of any bonus and incentive compensation that were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. The recently enacted American Recovery and Reinvestment Act of 2009 provides more stringent limitations on severance pay and the payment of bonuses to certain officers and highly compensated employees of participants in the Capital Purchase Program. To the extent that any of these compensation restrictions do not permit us to provide a comprehensive compensation package to our key employees that is competitive in our market area, we may have difficulty in attracting, retaining and motivating our key employees, which could have an adverse effect on our results of operations.

The terms governing the issuance of the preferred stock to Treasury may be changed, the effect of which may have an adverse effect on our operations.

The Securities Purchase Agreement that we entered into with the Treasury provides that the Treasury may unilaterally amend any provision of the agreement to the extent required to comply with any changes in applicable federal statutes that may occur in the future. The American Recovery and Reinvestment Act of 2009 placed more stringent limits on executive compensation for participants in the Capital Purchase Program and established a requirement that compensation paid to executives be presented to shareholders for a “non-binding” vote. Further changes in the terms of the transaction may occur in the future. Such changes may place further restrictions on our business, which may adversely affect our operations.

Our inability to raise capital at attractive rates may restrict our ability to redeem the preferred stock we issued, which may lead to a greater cost of that investment.

The terms of the preferred stock issued to the Treasury provide that the shares pay a dividend at a rate of 5% per year for the first five years after which time the rate will increase to 9% per year. It is our current goal to repay the Treasury before the date of the increase in the dividend rate. However, our ability to repay the Treasury will depend on our ability to raise capital, which will depend on conditions in the capital markets at that time, which are outside of our control. We can give no assurance that we will be able to raise additional capital or that such capital will be available on terms more attractive to us than the Treasury’s investment.

Risks Related to This Offering and the Ownership of Our Common Stock

The market price for our common stock may be volatile.

The market price for our common stock has fluctuated, ranging between $6.50 and $22.48 per share during the twelve months ended December 31, 2009. The overall market and the price of our common stock may continue to be volatile. There may be a significant impact on the market price for our common stock due to, among other things:

•	past and future dividend practice;

•	financial condition, performance, creditworthiness and prospects;

•	quarterly variations in our operating results or the quality of our assets;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of innovations, new products, strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities;

•	the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally; and

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility and other geopolitical, regulatory or judicial events.

There can be no assurance that a more active or consistent trading market in our common stock will develop. As a result, relatively small trades could have a significant impact on the price of our common stock.

Future sales of our common stock or other securities may dilute the value and adversely affect the market price of our common stock.

In many situations, our board of directors has the authority, without any vote of our shareholders, to issue shares of our authorized but unissued stock, including shares authorized and unissued under our omnibus stock plan. In the future, we may issue additional securities, through public or private offerings, in order to raise additional capital. Any such issuance would dilute the percentage of ownership interest of existing shareholders and may dilute the per share book value of the common stock. In addition, option holders may exercise their options at a time when we would otherwise be able to obtain additional equity capital on more favorable terms. The market price of our common stock could decline as a result of this offering as well as sales of shares of our common stock made after this offering or the perception that such sales could occur.

Our ability to pay dividends is limited by law and contract.

Our ability to pay dividends to our shareholders largely depends on Sandy Spring Bancorp’s receipt of dividends from Sandy Spring Bank. The amount of dividends that Sandy Spring Bank may pay to Sandy Spring Bancorp is limited by federal laws and regulations. The ability of Sandy Spring Bank to pay dividends is also subject to its profitability, financial condition and cash flow requirements. There is no assurance that Sandy Spring Bank will be able to pay dividends to Sandy Spring Bancorp in the future. We may decide to limit the payment of dividends even when we have the legal ability to pay them in order to retain earnings for use in our business. We also are prohibited from paying dividends on our common stock if the required payments on our subordinated debentures or preferred stock have not been made.

The limitations on dividends and repurchases imposed through our participation in the TARP Capital Purchase Program may make our common stock less attractive of an investment.

In December 2008, the U.S. Treasury purchased newly issued shares of our preferred stock as part of the Capital Purchase Program. As part of this transaction, we agreed to not increase the dividend paid on our common stock and to not repurchase shares of our capital stock for a period of three years. These capital management devices contribute to the attractiveness of our common stock, and limitations and prohibitions on such activities may make our common stock less attractive to investors.

Use of Proceeds

We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $      million, after deducting the underwriting discount and our estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $      million.

We intend to use the net proceeds from this offering for general corporate purposes, which may include, without limitation, making investments at the holding company level; providing capital to support our subsidiaries, including Sandy Spring Bank; supporting asset and deposit growth; engaging in acquisitions or other business combinations; and reducing or refinancing existing debt. We do not have any specific plans for acquisitions or other business combinations at this time. Among other things, we may also seek the approval of our regulators to repurchase all or a portion of the Series A Preferred Stock and the Warrant with the net proceeds of this offering and other cash available to us. We have not determined if, or when, we will seek the approval of our regulators to repurchase all or a portion of the Series A Preferred Stock and Warrant. Our management will retain broad discretion in the allocation of net proceeds from this offering.

Price Range of Common Stock and Dividends

Our common stock is listed on The NASDAQ Global Select Market under the symbol “SASR.” The following table sets forth, for the periods indicated, the high, low and closing sales prices per share of our common stock as reported on The NASDAQ Global Select Market, and the cash dividends declared per share.

			Cash Dividends
			Declared per
	High	Low	Common Share

2008
First Quarter	$31.73	$25.07	$0.24
Second Quarter	28.41	16.56	0.24
Third Quarter	27.50	13.55	0.24
Fourth Quarter	22.95	13.56	0.24
2009
First Quarter	$22.48	$6.50	$0.12
Second Quarter	17.13	10.59	0.12
Third Quarter	17.92	14.33	0.12
Fourth Quarter	16.61	8.19	0.01
2010
First Quarter (through March 16, 2010)	$15.01	$8.25	$0.01

On March 16, 2010, the last reported sale price of our common stock was $15.01 per share. On March 16, 2010, we had approximately 2,640 holders of record of our common stock.

We previously issued preferred securities and a warrant to purchase our common stock to the Treasury. Prior to December 5, 2011, unless we have redeemed the Series A Preferred Stock or the Treasury has transferred the securities to a third party, the Treasury’s consent will be required for us to (i) increase our common stock dividend in excess of $0.24 per share or (ii) repurchase our common stock, other than in connection with benefit plans consistent with past practice.

In addition to the limitations described above, the future declaration of dividends by our board of directors will depend on a number of factors, including capital requirements, regulatory limitations, our operating results and financial condition and general economic conditions. Our ability to pay dividends depends primarily on the receipt of dividends from our wholly owned bank subsidiary. Dividend payments from Sandy Spring Bank are subject to legal and regulatory limitations, generally based on retained earnings, imposed by bank regulatory agencies. The ability of Sandy Spring Bank to pay dividends is also subject to financial condition, regulatory capital requirements, capital expenditures and other cash flow requirements. As of December 31, 2009, pursuant to these restrictions, Sandy Spring Bank did not have the ability to pay dividends to us without prior regulatory approval.

Capitalization

The following table sets forth our capitalization as of December 31, 2009. Our capitalization is presented on a historical basis and on an as adjusted basis to give effect to the sale of           shares of common stock in this offering and assuming:

•	net proceeds of the offering are $ million, after deducting the underwriting discount and estimated offering expenses and

•	the underwriters’ over-allotment option is not exercised.

The following data should be read in conjunction with the Consolidated Financial Statements and the notes thereto incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(In thousands)	December 31, 2009
	Actual	As Adjusted(1)

Liabilities:
Noninterest-bearing liabilities	$540,578	$540,578
Interest-bearing deposits	2,156,264	2,156,264

Total deposits	2,696,842	2,696,842
Securities sold under repurchase agreements and federal funds purchased	89,062	89,062
Advances from FHLB	411,584	411,584
Subordinated debentures	35,000	35,000
Accrued interest payable and other liabilities	24,404	24,404

Total liabilities	$3,256,892	$3,256,892

Stockholders’ equity:
Preferred stock – par value of $1.00 (liquidation preference of $1.00 per share) shares authorized 83,094 issued and outstanding 83,094, net of discount of $2,999	$80,095	$80,095
Common stock – par value $1.00; shares authorized 49,916,906; 16,487,852 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	16,488
Warrants	3,699	3,699
Additional paid in capital	87,334
Retained earnings	188,622	188,622
Accumulated other comprehensive loss	(2,652)	(2,652)

Total stockholders’ equity	$373,586

(1)	If the underwriters exercise their over-allotment option in full, shares of common stock would be sold, resulting in estimated net proceeds of $ and additional paid-in capital would increase to $ .

Description of Common Stock

The following is a brief description of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended, and our bylaws, as amended, copies of which have been filed with the SEC and are also available upon request from us, as well as applicable provisions of Maryland law.

Sandy Spring Bancorp, which is incorporated under the General Corporation Law of the State of Maryland, is authorized to issue 50,000,000 shares of capital stock, $1.00 par value. As of March 10, 2010, we had 16,606,427 shares of common stock and 83,094 shares of Series A Preferred Stock outstanding. Our board of directors may at any time, without additional approval of the holders of preferred stock or common stock, issue additional authorized shares of preferred stock or common stock.

Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters presented to stockholders. Holders of common stock are not entitled to cumulate their votes in the election of directors.

Dividends and Repurchases

The holders of our common stock are entitled to receive and share equally in any dividends as may be declared by our board of directors out of funds legally available for the payment of dividends. Under Maryland law, we may pay dividends if, after giving effect to such dividends, (1) we will be able to pay our indebtedness as such indebtedness becomes due in the usual course of business and (2) our total assets exceed out total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving dividends.

The terms of our Series A Preferred Stock also impose certain restrictions on our ability to declare and pay dividends on our common stock and to repurchase our common stock. We may pay dividends on or repurchase our common stock only if we have paid or provided for all dividends on our Series A Preferred Stock for the then current period and all prior periods. In addition, prior to December 5, 2011, unless we have redeemed the Series A Preferred Stock or the Treasury has transferred the securities to a third party, the Treasury’s consent will be required for us to (i) increase our common stock dividend in excess of $0.24 per share or (ii) repurchase our common stock, other than in connection with benefit plans consistent with past practice. The repurchase restrictions do not apply in certain limited circumstances, including the repurchase of common stock or other junior stock in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice, but only to offset the increase in the number of diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation.

Liquidation

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive their pro rata portion of our remaining assets after payment, or provision for payment, of all our debts and liabilities and the holders our preferred stock, if any, have been paid in full any sums to which they may be entitled.

No Preemptive or Redemption Rights

Holders of our common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Certain Charter and Bylaw Provisions Affecting Stock

Our Articles of Incorporation and Bylaws contain several provisions that may make us less attractive target for an acquisition of control by anyone who does not have the support of our board of directors. Such provisions include, among other things, the requirement of a supermajority vote of stockholders to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered board of directors, and the limitation that stockholder actions may only be taken at a meeting and may not be taken by unanimous written stockholder consent. The foregoing is qualified in its entirety by reference to our Articles of Incorporation and Bylaws, both of which are on file with the SEC.

Restrictions on Ownership

The Bank Holding Company Act generally would prohibit any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of us. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of our voting stock. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, such as Sandy Spring Bancorp, could constitute acquisition of control of the bank holding company. Maryland law generally requires the prior approval of the Commissioner of Financial Regulation of the State of Maryland before a person, group of persons, or company may acquire 25% or more of our voting stock or otherwise exercise a controlling influence over the direction of the management or policy of Sandy Spring Bancorp or Sandy Spring Bank.

Certain United States Federal Income Tax Considerations for Non-U.S. Holders

The following is a summary of certain anticipated U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock by non-U.S. holders. This summary addresses only the U.S. federal income tax considerations relevant to non-U.S. holders of our common stock who are initial purchasers of our common stock and that will hold the common stock as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). A capital asset for these purposes generally is property held for investment.

This description does not address tax considerations applicable to non-U.S. holders that may be subject to certain special U.S. federal income tax rules, such as:

•	financial institutions,

•	insurance companies,

•	real estate investment trusts,

•	regulated investment companies,

•	controlled foreign corporations or passive foreign investment companies for U.S. federal income tax purposes,

•	foreign personal holding companies,

•	grantor trusts,

•	dealers or traders in securities or currencies or notional principal contracts,

•	tax-exempt entities,

•	certain former citizens or long-term residents of the United States,

•	persons that received shares as compensation for the performance of services or pursuant to the exercise of options or warrants,

•	persons subject to the alternative minimum tax,

•	persons that will hold shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of “synthetic security” or other integrated transaction for U.S. federal income tax purposes,

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or

•	pass-through entities.

Holders of our common stock who are in any of the above categories should consult their own tax advisors regarding the U.S. federal income tax consequences relating to the purchase, ownership, and disposition of our common stock, as the U.S. federal income tax consequences for persons in the above categories relating to the purchase, ownership, and disposition of the common stock may be significantly different than as described below. Moreover, this summary does not address the U.S. federal estate and gift or alternative minimum tax consequences, or any foreign, U.S. state or local tax consequences, of the purchase, ownership and disposition of our common stock, or other tax considerations that may be relevant to holders of shares of our common stock in light of their personal circumstances.

As used in this discussion, a “non-U.S. Holder” means a beneficial owner of our common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States,

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or political subdivision thereof (including the District of Columbia),

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if such trust was in existence on August 20, 1996 and validly elected to be treated as a United States person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend on the tax status of the partner and the activities of the partnership. Such a partner should consult its own tax advisors as to the U.S. tax consequences of being a partner in a partnership that acquires, holds, or disposes of our common stock.

This summary is not intended to constitute a complete analysis of all U.S. federal income tax consequences relating to the purchase, ownership and disposition of our common stock. Prospective purchasers of our common stock should consult their own tax advisors with respect to the tax consequences to them (including the application and effect of any U.S. federal, state, local, foreign income, estate and other tax laws) of purchasing, owning or disposing of our common stock.

This summary is based upon the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations of the Code and Treasury Regulations, in each case as in effect and available as of the date of this prospectus supplement. The Code, Treasury Regulations and judicial and administrative interpretations thereof may change at any time, and any change could be retroactive to the date of this prospectus supplement. In addition, new Code sections or Treasury Regulations may be proposed and subsequently enacted, which could result in different effects on an investment in our stock than those effects discussed in this prospectus supplement. We undertake no obligation to publicly update or otherwise revise this summary whether as a result of new Treasury Regulations, Code sections, judicial and administrative interpretations or otherwise. The Code, Treasury Regulations and judicial and administrative interpretations thereof are also subject to various interpretations, and there can be no guarantee that the Internal Revenue Service, or the IRS, or U.S. courts will agree with the tax consequences described in this summary.

Dividends

In the event that we pay dividends, dividends paid to a non-U.S. Holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current and accumulated “earnings and profits,” as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds our current and accumulated “earnings and profits,” such distribution will be treated first as a tax-free return of capital to the extent of a non-U.S. Holder’s adjusted tax basis in our common stock, but not below zero, and thereafter as gain from the sale or exchange of common stock.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of the non-U.S. Holder or in the case of an individual a fixed base in the U.S.) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. Holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a United States person as defined under the Code or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury Regulations.

A non-U.S. Holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on disposition of common stock

Any gain realized on the disposition of our common stock generally will not be subject to U.S. federal income tax or withholding tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States, and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. Holder;

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it generally will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

In general, a corporation is a United States real property holding company if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We do not believe that we are or have been, and do not expect to become, a United States real property holding corporation for U.S. federal income tax purposes.

Information reporting and backup withholding

We must report annually to the IRS and to each non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required or was reduced by a treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalties of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption from backup withholding.

Information reporting and backup withholding generally are not required with respect to the payment of any proceeds from the sale or other disposition of shares of our common stock by a non-U.S. holder outside the U.S. through a foreign office of a foreign broker that does not have certain specific connections to the U.S. Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption from such requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Recent Pending Legislation

There is pending legislation working its way toward enactment in the United States Congress that would limit the ability of non-U.S. investors to claim relief from U.S. withholding tax in respect of dividends paid on the common stock and the gross proceeds of the sale of common stock, if such investors hold the common stock through a non-U.S. financial institution intermediary unless certain information reporting guidelines are complied with by the non-U.S. financial institution or certain elections are made by the institution. The pending legislation also would limit the ability of certain non-U.S. entities to claim relief from U.S. withholding tax in respect of dividends and the gross proceeds of the sale of common stock paid to such non-U.S. entities unless those entities have provided documentation of their beneficial owners to the withholding agent and the withholding agent reports the appropriate information to the IRS. A non-U.S. investor generally would be permitted to claim a refund to the extent any tax withheld exceeded the investor’s actual tax liability. It is unclear when, or in what final form, this pending legislation may be enacted. There is an expectation that such legislation, if enacted, would not become effective until tax years beginning in 2013. Non-U.S. holders are encouraged to consult with their tax advisers regarding the possible implications of the pending legislation on their investment in respect of the common stock.

The foregoing summary does not discuss all aspects of U.S. federal income or estate taxation that may be relevant to investors in light of their particular circumstances and income tax situation. Investors should consult their own independent tax advisors as to the specific tax consequences that would result from their acquisition, ownership and disposition of any common stock, including the application and effect of state and local, and other tax laws and the possible effects of changes in federal or other tax laws.

Certain Erisa Considerations

Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, Keogh plan or other retirement plan, account or arrangement, each a “plan,” to acquire or hold the common stock should consider whether an investment in the common stock would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (” ERISA”), or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA and/or Section 4975 of the Code including entities such as collective investment funds, partnerships and separate accounts or insurance company pooled separate accounts or insurance company general accounts whose underlying assets include the assets of such plans (the “Plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest,” under ERISA or “disqualified persons” under the Code, or “parties in interest” with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. In the case of an individual retirement account, a violation of these prohibited transaction rules could cause the individual retirement account to lose tax-exempt status. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (collectively, “Similar Laws”).

The acquisition or holding of the common stock by a Plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless the common stock is acquired or held pursuant to and in accordance with an applicable exemption.

Accordingly, the common stock may not be purchased or held by any Plan or any person investing “plan assets” of any Plan, unless (i) such purchase or holding is eligible for the exemptive relief available under (A) a Prohibited Transaction Class Exemption, or “PTCE,” such as PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14 issued by the U.S. Department of Labor or (B) a statutory exemption under Section 408(b) of ERISA and/or Section 4975(d) of the Code, such as the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, or the “Service Provider Exemption,” for certain transactions with non-fiduciary service providers for transactions that are for adequate consideration, or (ii) there is some other basis on which the purchase and holding of the common stock is not prohibited. Each purchaser or holder of the common stock or any interest therein, and each person making the decision to purchase or hold the common stock on behalf of any such purchaser or holder will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), on each day from the date on which the purchaser or holder acquires its interest in the common stock to the date on which the purchaser or holder disposes of its interest in the common stock, that, by its purchase or holding of the common stock or any interest therein, (a) its purchase and holding of the common stock is not made on behalf of or with “plan assets” of any Plan, or (b) if its purchase and holding of the common stock is made on behalf of or with “plan assets” of a Plan, then (i) its purchase and holding of the common stock will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (ii) neither the Company nor any of our affiliates is acting as a fiduciary (within the meaning of Section 3(21)) of ERISA in connection with the purchase or holding of the common stock and has not provided any advice that has formed or may form a basis for any investment decision concerning the purchase or holding of the common stock. Each purchaser and holder of the common stock or any interest therein on behalf of any governmental plan will be deemed to have represented and warranted by its purchase or holding of the common stock or any interest therein that such purchase and holding does not violate any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the common stock on behalf of or with “plan assets” of any Plan or plan asset entity consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under Similar Laws, as applicable.

Underwriting

We are offering the shares of our common stock described in this prospectus supplement in an underwritten offering in which Robert W. Baird & Co. Incorporated is acting as representative of the underwriters. We will enter into an underwriting agreement with Robert W. Baird & Co. Incorporated, acting as representative of the underwriters named below, with respect to the common stock being offered. Subject to the terms and conditions contained in the underwriting agreement, each underwriter will severally agree to purchase the respective number of shares of our common stock set forth opposite its name below:

Name	Number of Shares

Robert W. Baird & Co. Incorporated
Janney Montgomery Scott LLC

Total

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of our common stock in the offering if any are purchased, other than those shares covered by the over-allotment option we describe below. We have granted to the underwriters a 30-day option to purchase on a pro-rata basis up to           additional shares from us at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of our common stock.

The underwriting agreement provides that the underwriters’ obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us are true and agreements have been performed;

•	there is no material adverse change in the financial markets or in our business; and

•	we deliver customary closing documents.

Commissions and Expenses.  The underwriters propose to offer our common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to dealers at the public offering price less a concession not in excess of $      per share. The underwriters may allow, and the dealers may re-allow, a concession not in excess of $      per share on sales to other brokers and dealers. After the public offering of our common stock, the underwriters may change the offering price, concessions and other selling terms. The underwriters’ compensation was determined through arms’ length negotiations between us and the underwriters.

The following table shows the per share and total underwriting discount and commissions that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

	No Exercise	Full Exercise

Underwriting discount per share	$	$
Total underwriting discount
Proceeds to us (before expenses)	$	$

We estimate that the total expenses of this offering, exclusive of underwriting discount and commissions, will be approximately $275,000, and are payable by us.

Indemnity.  We have agreed to indemnify the underwriters, their affiliates, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act, and if we are unable to provide this indemnification to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Lock-Up Agreement.  We and each of our directors and executive officers, have agreed, for a period of 90 days after the date of the underwriting agreement, without the prior written consent of Robert W. Baird & Co. Incorporated, directly or indirectly, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock, or file any registration statement under the Securities Act with respect to the offering of any shares of common stock or securities convertible into or exchangeable for common stock or (ii) enter into any swap or any other arrangement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock, whether any such transaction described in clause (i) or (ii) is to be settled by delivery of common stock or other securities, in cash or otherwise. The 90-day restricted period described above is subject to extension under limited circumstances. In the event that either (1) during the last 17 days before the last day of the 90-day restricted period and ends on the last day of the 90-day restricted period , we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, then the restricted period will continue until the expiration of the 18-day period after the date on which the earnings release is issued or the material news or material event relating to us occurs.

Stabilization.  In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•	Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. The underwriters are not required to engage in these activities. If these activities are commenced, they may be discontinued by the underwriters without notice at any time. These transactions may be effected on The NASDAQ Global Select Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making.  In connection with this offering, the underwriters and selected dealers, if any, who are qualified market makers on The NASDAQ Global Select Market, may engage in passive market making transactions in our common stock on The NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act. Rule 103 permits passive market making activity by the participants in our common stock offering. Passive market making may occur before the pricing of our offering, or before the commencement of offers or sales of our common stock and extended through the completion of distribution of this offering. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. However, if all independent bids are lowered below the bid of the passive market maker, the bid must then be lowered when specific purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

Our Relationship with the Underwriters.  Robert W. Baird & Co. Incorporated, including some of its affiliates, has performed and expects to continue to perform financial advisory and investment banking services for us in the ordinary course of its businesses, and may have received, and may continue to receive, compensation for such services.

Our common stock is being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions.

Legal Matters

The validity of the issuance of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by Kilpatrick Stockton LLP, Washington, DC.

Certain legal matters relating to the sale of the common stock offered hereby will be passed upon for the underwriters by Hogan & Hartson LLP, Washington, DC.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Sandy Spring Bancorp, Inc. and its subsidiaries as of December 31, 2009 and 2008 and each of the years in the two-year period ended December 31, 2009 incorporated by reference in this prospectus supplement and accompanying prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon authority of said firm as experts in accounting and auditing in giving said reports.

The audited consolidated financial statements of Sandy Spring Bancorp, Inc. and its subsidiaries as of December 31, 2007 and for the year ended December 31, 2007 incorporated by reference in this prospectus supplement and accompanying prospectus have been audited by McGladrey & Pullen, LLP, independent registered public accountants, as set forth in their report thereon, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We are subject to the information requirements of the Securities Exchange Act, which means that we are required to file reports, proxy statements, and other information, all of which are available at the Public Reference Section of the Securities and Exchange Commission at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains a website on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

This prospectus supplement and the accompanying prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus supplement and the accompanying prospectus. The following documents that we previously filed are incorporated by reference into this prospectus supplement and the accompanying prospectus:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2009;

•	our current reports on Form 8-K filed on January 6, 2010, February 25, 2010; and

•	all documents filed after the date of this prospectus supplement and prior to the termination of the offering hereunder pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

Documents incorporated by reference are available from Sandy Spring without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference in this prospectus supplement and the accompanying prospectus. You may obtain documents incorporated by reference in this prospectus supplement and the accompanying prospectus by requesting them in writing or by telephone from Ronald E. Kuykendall, Executive Vice President, General Counsel and Secretary, Sandy Spring Bancorp, Inc., at 17801 Georgia Avenue, Olney, Maryland 20832, telephone number (301) 774-6400.

PROSPECTUS

Sandy Spring Bancorp, Inc.

Debt Securities
Common Stock
Preferred Stock
Warrants
Depositary Shares
Units

We may offer and sell from time to time, in one or more series, our unsecured debt securities, which may consist of notes, debentures, or other evidences of indebtedness; shares of our common stock; shares of our preferred stock; warrants to purchase other securities; depositary shares; or units consisting of a combination of two or more of these securities. The debt securities and preferred stock may be convertible into or exchangeable for other securities of ours. This prospectus provides you with a general description of these securities. Each time we offer any securities pursuant to this prospectus, we will provide you with a prospectus supplement and, if necessary, a pricing supplement, that will describe the specific amounts, prices and terms of the securities being offered. These supplements may also add, update or change information contained in this prospectus. To understand the terms of the securities offered, you should carefully read this prospectus with the applicable supplements, which together provide the specific terms of the securities we are offering.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 19, 2009

Important Notice About Information Presented in This
Prospectus and the Accompanying Prospectus Supplement

We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

•	this prospectus, which provides general information, some of which may not apply to your securities;

•	the accompanying prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities; and

•	if necessary, a pricing supplement, which describes the specific terms of your securities.

If the terms of your securities vary among the pricing supplement, the prospectus supplement and the accompanying prospectus, you should rely on the information in the following order of priority:

•	the pricing supplement, if any;

•	the prospectus supplement; and

•	the prospectus.

We include cross-references in this prospectus and the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

Unless indicated in the applicable prospectus supplement, we have not taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about, and comply with, any restrictions as to the offering of the securities and the distribution of this prospectus.

i

ii

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell the debt securities, common stock, preferred stock, warrants, depositary shares, or units consisting of a combination of these securities described in this prospectus in one or more offerings, up to a total dollar amount of $175,000,000. This prospectus provides you with a general description of the securities covered by it. Each time we offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of the offer. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Sandy Spring Bancorp,” “we,” “us,” “our” or similar references mean Sandy Spring Bancorp, Inc.

Where You Can Find More Information

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC.

SEC Filings	Period or Date Filed (as Applicable)

Annual Report on Form 10-K	Year ended December 31, 2007

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2008
Quarter ended June 30, 2008
Quarter ended September 30, 2008

Current Reports on Form 8-K	January 1, 2008
January 29, 2008
March 12, 2008
March 18, 2008
March 18, 2008
March 28, 2008
July 10, 2008
July 30, 2008
October 7, 2008
October 17, 2008
November 20, 2008
December 5, 2008
December 22, 2008
January 5, 2009

In addition, we also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of our initial registration statement relating to the securities until the completion of the distribution of the securities covered by this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus.

You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s Internet world wide web site at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, MD 20832
Attention: Ronald E. Kuykendall, General Counsel and Secretary
Telephone: (301) 774-6400

In addition, we maintain a corporate web site, www.sandyspringbank.com. On our web site, we make available, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such materials with, or furnish it to, the SEC. This reference to our web site is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the web site into this prospectus.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Special Note Regarding Forward-Looking Statements

This prospectus, as well as other written communications made from time to time by us and oral communications made from time to time by our authorized officers, may contain statements relating to our future results (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to our financial condition, expected or anticipated revenue, and results of our operations and business, including earnings growth determined using GAAP; revenue growth in retail banking, lending and other areas; origination volume in our consumer, commercial and other lending businesses; asset quality and levels of non-performing assets; impairment charges with respect to investment securities; current and future capital management programs; non-interest income levels, including fees from services and product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

We caution you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to:

•	the factors identified in this document under the headings “Special Note Regarding Forward-Looking Statements” and “Risk Factors;”

•	prevailing economic conditions, either nationally or locally in some or all areas in which we conduct business, or conditions in the banking industry;

•	changes in interest rates, deposit flows, loan demand, real estate values and competition, which can materially affect, among other things, consumer banking revenues, revenues from sales on non-deposit investment products, origination levels in our lending businesses and the level of defaults, losses and prepayments on loans we have made and make, whether held in portfolio or sold in the secondary markets;

•	changes in the quality or composition of the loan or investment portfolios;

•	factors driving impairment charges on investments;

•	our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames;

•	our timely development of new and competitive products or services in a changing environment, and the acceptance of such products or services by customers;

•	operational issues and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems, on which we are highly dependent;

•	changes in accounting principles, policies, and guidelines;

•	changes in any applicable law, rule, regulation or practice with respect to tax or legal issues;

•	risks and uncertainties related to mergers and related integration and restructuring activities;

•	litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of other matters before regulatory agencies, whether pending or commencing in the future; and

•	other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control. Readers are cautioned not to place undue reliance on these forward-looking statements which are made as of the date of this prospectus. Except as may be required by applicable law or regulation, we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Sandy Spring Bancorp, Inc.

Sandy Spring Bancorp, Inc. is the one-bank holding company for Sandy Spring Bank. We are registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. As such, we are subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Sandy Spring Bancorp began operating in 1988. Sandy Spring Bank was founded in 1868, and is the oldest banking business based in Montgomery County, Maryland. Sandy Spring Bank is independent, community oriented, and conducts a full-service commercial banking business through 42 community offices located in Anne Arundel, Carroll, Frederick, Howard, Montgomery and Prince George’s counties in Maryland, and Fairfax and Loudoun counties in Virginia. Sandy Spring Bank is a state chartered bank subject to supervision and regulation by the Federal Reserve and the state of Maryland. Sandy Spring Bank’s deposit accounts are insured by the Deposit Insurance Fund administered by the Federal Deposit Insurance Corporation (the “FDIC”) to the maximum permitted by law. Sandy Spring Bank is a member of the Federal Reserve System and is an Equal Housing Lender. We are an Affirmative Action/Equal Opportunity Employer.

As of September 30, 2008, Sandy Spring Bancorp had consolidated assets of $3,195 million, consolidated deposits of $2,249 million and consolidated stockholders’ equity of $320 million. Shares of our common stock are traded on the NASDAQ Global Select Market under the trading symbol “SASR.”

Our executive offices are located at 17801 Georgia Avenue, Olney, Maryland 21202, and our telephone number at these offices is (301) 774-6400. Our Internet address is www.sandyspringbank.com. The information on our Web site is not incorporated by reference in this prospectus.

Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” on page 1.

Risk Factors

An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Ratios of Earnings to Combined Fixed Charges and
Preferred Stock Dividends

Our consolidated ratios of earnings to combined fixed charges and preferred stock dividends were as follows for the periods presented:

	Nine Months Ended
	September 30,	Year Ended December 31,
	2008	2007	2006	2005	2004	2003

Excluding Interest on Deposits	2.84	3.50	3.19	4.27	1.55	2.67
Including Interest on Deposits	1.56	1.58	1.76	2.28	1.35	2.08

For the purpose of computing the consolidated ratio of earnings to fixed charges, “earnings” consist of income before income taxes and extraordinary items plus fixed charges, excluding capitalized interest. “Fixed charges” consist of interest on short-term and long-term debt, including interest related to capitalized leases and capitalized interest, and one-third of rent expense (net of rental income), which approximates the interest component of that net expense. We did not pay any preferred stock dividends during any of the periods presented. In addition, where indicated, fixed charges include interest on deposits.

Use of Proceeds

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. Our general corporate purposes may include financing possible acquisitions of branches or other financial institutions or financial service companies, extending credit to, or funding investments in, our subsidiaries and repaying, reducing or refinancing indebtedness.

The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries’ funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies, to fund our subsidiaries, to finance acquisitions or otherwise.

Regulation and Supervision

Our banking subsidiary, Sandy Spring Bank, is a Maryland state-chartered commercial bank and its deposit accounts are insured under the Deposit Insurance Fund up to applicable legal limits. Sandy Spring Bank is subject to supervision, regulation and examination by the Commissioner of Financial Regulation of the State of Maryland (the “Commissioner”) and the Federal Reserve. Asset growth, deposits, reserves, investments, loans, consumer law compliance, issuance of securities, payment of dividends, establishment of banking offices, mergers and consolidations, changes in control, electronic funds transfer, management practices and other aspects of operations are subject to regulation by the appropriate federal and state supervisory authorities.

Sandy Spring Bank must file reports with the Commissioner and the Federal Reserve concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other depository institutions. Furthermore, Sandy Spring Bank is periodically examined by the Commissioner and the Federal Reserve to assess compliance with various regulatory requirements, including safety and soundness considerations. This regulation and supervision establishes a comprehensive framework of activities in which Sandy Spring Bank can engage, and is intended primarily for the protection of the Deposit Insurance Fund and depositors rather than for the protection of security holders. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss allowances for regulatory purposes.

As a registered bank holding company we are required to file certain reports with, and otherwise comply with, the rules and regulations of the Federal Reserve, the Commissioner, and the SEC under federal securities laws. In addition, the Federal Reserve periodically examines us.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the debt securities and the preferred stock and common stock we are offering under this prospectus, to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Further, dividends, loans and advances from Sandy Spring Bank are restricted by federal and state statutes and regulations. The FDIC, the Federal Reserve Board and the Commissioner have the authority to limit payment of dividends based on factors such as the maintenance of adequate capital at Sandy Spring Bank. For additional restrictions on our ability to pay dividends, see “Description of Common Stock — Dividends”.

In addition, there are various statutory and regulatory limitations on the extent to which Sandy Spring Bank can finance us or otherwise transfer funds or assets to us or to our nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. These extensions of credit and other transactions involving Sandy Spring Bank and us or a nonbanking subsidiary of ours are limited in amount to 10% of Sandy Spring Bank’s capital and surplus with each company and 20% of Sandy Spring Bank’s capital and surplus in the aggregate. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, and specific information relevant to us, you should refer to our Annual Report on Form 10-K for the year ended December 31, 2007, and any other subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors, rather than for the protection of security holders. A change in the statutes, regulations or regulatory policies applicable to us or our subsidiaries may have a material effect on our business.

Changes to the laws and regulations can affect the operating environment of bank holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether those changes in laws and regulations will occur, and, if changes do occur, the ultimate effect they would have upon our or our subsidiaries’ financial condition or results of operations.

Description of Debt Securities

General

The debt securities will be:

•	our direct unsecured general obligations; and

•	either senior debt securities or subordinated debt securities.

Senior debt securities will be issued under an indenture we call the “senior indenture” and subordinated debt securities will be issued under a separate indenture we call the “subordinated indenture.” Together the senior indenture and the subordinated indenture are called the “indentures,” and the senior debt securities and the subordinated debt securities are called “debt securities.”

We have not restated these indentures in their entirety in this description. We have filed the forms of the indentures as exhibits to the registration statement of which this prospectus is a part. We urge you to read the indentures, because they, and not this description, control your rights as holders of the debt securities. The following description of the indentures is not complete and is subject to, and qualified in its entirety by reference to, all the provisions in the respective indentures. In the summary below, we have included references to section numbers of the applicable indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the indentures.

Neither indenture limits the amount of debt securities that we may issue under the indenture from time to time in one or more series. We may in the future issue debt securities under either indenture. At the date of this prospectus, we had not issued any debt securities under either indenture.

Neither indenture contains provisions that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our capital structure or credit rating.

The debt securities will be our exclusive obligations. Neither indenture requires our subsidiaries to guarantee the debt securities. As a result, the holders of debt securities will generally have a junior position to claims of all creditors and preferred shareholders of our subsidiaries.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement and any supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the form and title of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;

•	the principal amount of the debt securities;

•	the denominations in which the debt securities will be issued;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

•	the place where the principal of, and premium, if any, and interest on any debt securities will be payable;

•	the date or dates on which the debt securities will be issued and the principal, and premium, if any, of the debt securities will be payable;

•	the rate or rates which the debt securities will bear interest and the interest payment dates for the debt securities;

•	any mandatory or optional redemption provisions;

•	the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any deletion from, changes of or additions to the Events of Default (as defined below) or covenants;

•	any changes to the terms and condition upon which the debt securities can be defeased or discharged;

•	any restriction or other provision with respect to the transfer or exchange of the debt securities;

•	the identity of any other trustee, paying agent and security registrar, if other than the trustee; and

•	any other terms of the debt securities (Section 301).

We will maintain in each place specified by us for payment of any series of debt securities an office or agency where debt securities of that series may be presented or surrendered for payment, where debt securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities of that series and the related indenture may be served (Section 1002).

Debt securities may be issued under an indenture as original issue discount securities to be offered and sold at a substantial discount below their principal amount. Material federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in any related prospectus supplement. “Original issue discount security” means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an event of default and the continuation thereof (Section 101).

Provisions Only in the Senior Indenture

Payment of the principal, premium, if any, and interest on the senior debt securities will rank equally in right of payment with all of our other unsecured senior debt.

Provisions Only in the Subordinated Indenture

Payment of the principal, premium, if any, and interest on the subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to prior payment in full of all of our senior indebtedness, including senior debt securities and other debt to the extent described in a prospectus supplement. (Section 1401 of the subordinated indenture.)

Subordinated Debt Securities Intended to Qualify as Tier 2 Capital

Unless otherwise stated in the applicable prospectus supplement, it is currently intended that the subordinated debt securities will qualify as Tier 2 Capital under the guidelines established by the Federal Reserve for bank holding companies. The guidelines set forth specific criteria for subordinated debt to qualify as Tier 2 Capital. Among other things, the subordinated debt must:

•	be unsecured;

•	have a minimum average maturity of five years;

•	be subordinated in right of payment;

•	not contain provisions permitting the holders of the debt to accelerate payment of principal prior to maturity except in the event of bankruptcy of the issuer; and

•	not contain provisions that would adversely affect liquidity or unduly restrict management’s flexibility to operate the organization, particularly in times of financial difficulty, such as limitations on additional secured or senior borrowings, sales or dispositions of assets or changes in control.

Provisions in Both Indentures

Consolidation, Merger or Asset Sale

Each indenture generally allows us to consolidate or merge with a domestic person, association or entity. They also allow us to sell, lease or transfer our property and assets substantially as an entirety to a domestic person, association or entity. If this happens, the remaining or acquiring person, association or entity must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

However, we will only consolidate or merge with or into any other person, association or entity or sell, lease or transfer our assets substantially as an entirety according to the terms and conditions of the indentures, which include the following requirements:

•	the remaining or acquiring person, association or entity is organized under the laws of the United States, any state within the United States or the District of Columbia;

•	the remaining or acquiring person, association or entity assumes our obligations under the indentures; and

•	immediately after giving effect to the transaction, no Default or Event of Default, as defined below, shall have occurred and be continuing.

The remaining or acquiring person, association or entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor may exercise our rights and powers under the indentures, in our name or in its own name. If we sell or transfer all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the debt securities. If we lease all or substantially all of our assets, we will not be released from our obligations under the indentures. (Sections 801 and 802)

Events of Default and Remedies

In the indentures, Default with respect to any series of debt securities means any event which is, or after notice or lapse of time or both would become, an Event of Default.

In the indentures, Event of Default with respect to any series of debt securities means any of the following:

•	failure to pay the principal of or any premium on any debt security of that series when due;

•	failure to pay interest on any debt security of that series for 30 days;

•	subject to certain exceptions, failure to perform any other covenant in the indenture, other than a covenant a default in the performance of which has expressly been included in the indenture solely for the benefit of series of debt securities other than that series, that continues for 90 days after being given written notice as specified in the indenture;

•	our bankruptcy, insolvency or reorganization; or

•	any other Event of Default included in any indenture or supplemental indenture. (Section 501)

If an Event of Default with respect to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding debt securities of a particular series may declare the principal of all the debt securities of that series to be due and payable. When such declaration is made, such amounts will be immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of such series may rescind such declaration and its consequences if all existing Events of Default have been cured or waived, other than nonpayment of principal or interest that has become due solely as a result of acceleration. (Section 502)

Holders of a series of debt securities may not enforce the indenture or the series of debt securities, except as provided in the indenture or a series of debt securities. (Section 507) The trustee may require indemnity satisfactory to it before it enforces the indenture or such series of debt securities. (Section 603) Subject to certain limitations, the holders of a majority in principal amount of the outstanding debt securities of a particular series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power of the trustee. (Section 512) The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders. (Section 602)

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. Further, an Event of Default under the debt securities of any series will not necessarily constitute an event of default under our other indebtedness or vice versa.

Modification of Indentures

Under each indenture, generally we and the trustee may modify our rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of any series affected by the modification, voting as one class. No modification of the principal or interest payment terms, no modification reducing the percentage required for modifications and no modification impairing the right to institute suit for the payment on debt securities of any series when due, is effective against any holder without its consent. (Section 902)

In addition, we and the trustee may amend the indentures without the consent of any holder of the debt securities to make certain technical changes, such as:

•	curing ambiguities or correcting defects or inconsistencies;

•	evidencing the succession of another person to us, and the assumption by that successor of our obligations under the applicable indenture and the debt securities of any series;

•	providing for a successor trustee;

•	qualifying the indentures under the Trust Indenture Act of 1939, as amended, which we refer to in this prospectus as the “Trust Indenture Act”;

•	complying with the rules and regulations of any securities exchange or automated quotation system on which debt securities of any series may be listed or traded; or

•	adding provisions relating to a particular series of debt securities. (Section 901)

Discharging Our Obligations

We may choose either to discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates. (Section 1302)

We may discharge our obligations on the debt securities of any series or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law. We may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Concerning the Indenture Trustee

Wilmington Trust FSB will initially act as trustee under the senior indenture and the subordinated indenture. The corporate trust office of the trustee is Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890.

Under provisions of the indentures and the Trust Indenture Act governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior debt securities will force the trustee to resign as trustee under either the subordinated indenture or the senior indenture. Also, any uncured Event of Default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with its terms and conditions.

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series. (Section 610)

Each indenture contains certain limitations on the right of the trustee thereunder, in the event that it becomes our creditor, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim, as security or otherwise. (Section 613)

The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve, the priority of the trustee’s claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

Each indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee shall be accompanied by a certificate of our officers and an opinion of counsel, who may be our counsel, stating that, in the opinion of the signers, we have complied with all conditions precedent to the action. (Section 102)

Governing Law

The indentures are and the debt securities will be governed by the laws of the State of New York.

No Personal Liability of Officers, Directors, Employees or Shareholders

Our officers, directors, employees and shareholders will not have any liability for our obligations under the indentures or the debt securities. Each holder of debt securities, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities.

Form, Denominations and Registration; Book Entry Only System

Unless otherwise indicated in a prospectus supplement, the debt securities of a series will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Section 302) You will not have to pay a service charge to transfer or exchange debt securities of a series, but we may require you to pay for taxes or other governmental charges due upon a transfer or exchange. (Section 305)

Unless otherwise indicated in a prospectus supplement, each series of debt securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or any successor depositary, which we call a “depositary”, and will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC.

Ownership of beneficial interests in a global note will be limited to persons, called participants, who have accounts with DTC or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities of that series represented by such global note for all purposes of the indenture, the debt securities of that series and applicable law. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those under the applicable indenture.

Payments on debt securities represented by global notes will be made to DTC or its nominee, as the registered owner thereof. Neither we, the trustee, any underwriter nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in global notes, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any action taken or omitted to be taken by the depositary or any participant.

We expect that DTC or its nominee will credit participants’ accounts on the payable date with payments in respect of a global note in amounts proportionate to their respective beneficial interest in the principal amount of such global note as shown on the records of DTC or its nominee, unless DTC has reason to believe that it will not receive payment on the payable date. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be impaired. Because DTC can only act on behalf of participants, who in turn act on behalf of others, such as securities brokers and dealers, banks and trust companies, called indirect participants, the ability of a person having a beneficial interest in a global note to pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

DTC will take any action permitted to be taken by a holder of debt securities of a series only at the direction of one or more participants to whose account interests in global notes are credited and only in respect of such portion of the aggregate principal amount of the debt securities of a series as to which such participant or participants has or have given such direction.

If (1) the depositary notifies us that it is unwilling or unable to continue as depositary or if the depositary ceases to be eligible under the applicable indenture and a successor depositary is not appointed by us within 90 days or (2) an event of default with respect to a series of debt securities shall have occurred and be continuing, the respective global notes representing the affected series of debt securities will be exchanged for debt securities in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive debt securities shall be registered in such name or names as the depositary shall instruct the trustee. Such instructions will most likely be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global notes.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants, including those who may act as underwriters of our debt securities, and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as indirect participants that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee, any underwriter nor any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Description of Common Stock

Sandy Spring Bancorp, which is incorporated under the General Corporation Law of the State of Maryland, is authorized to issue 50,000,000 shares of capital stock, $1.00 par value. As of December 31, 2008, we had 16,398,523 shares of common stock and 83,094 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A preferred stock”), outstanding. Our board of directors may at any time, without additional approval of the holders of preferred stock or common stock, issue additional authorized shares of preferred stock or common stock.

Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters presented to stockholders. Holders of common stock are not entitled to cumulate their votes in the election of directors.

Dividends and Repurchases

The holders of our common stock are entitled to receive and share equally in any dividends as may be declared by our board of directors out of funds legally available for the payment of dividends. Under Maryland law, we may pay dividends if, after giving effect to such dividends, (1) we will be able to pay our indebtedness as such indebtedness becomes due in the usual course of business and (2) our total assets exceed out total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving dividends.

The terms of our Series A preferred stock also impose certain restrictions on our ability to declare and pay dividends on our common stock and to repurchase our common stock. We may pay dividends on or repurchase our common stock only if we have paid or provided for all dividends on our Series A preferred stock for the then current period and all prior periods. In addition, prior to the earlier of (i) December 5, 2011 or (ii) the date on which the Series A preferred stock has been redeemed in full or the U.S. Department of the Treasury has transferred all of the Series A preferred stock to non-affiliates, we cannot increase our quarterly cash dividend above $0.24 or repurchase any shares of common stock or other capital stock or equity securities or trust preferred securities without the consent of the Department of the Treasury. The repurchase restrictions do not apply in certain limited circumstances, including the repurchase of common stock or other junior stock in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice, but only to offset the increase in the number of diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation.

Liquidation

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive their pro rata portion of our remaining assets after payment, or provision for payment, of all our debts and liabilities and the holders our preferred stock, if any, have been paid in full any sums to which they may be entitled.

No Preemptive or Redemption Rights

Holders of our common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Certain Charter and Bylaw Provisions Affecting Stock

Our Articles of Incorporation and Bylaws contain several provisions that may make us less attractive target for an acquisition of control by anyone who does not have the support of our board of directors. Such provisions include, among other things, the requirement of a supermajority vote of stockholders to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered board of directors, and the limitation that stockholder actions may only be taken at a meeting and may not be taken by unanimous written stockholder consent. The foregoing is qualified in its entirety by reference to our Articles of Incorporation and Bylaws, both of which are on file with the SEC.

Restrictions on Ownership

The Bank Holding Company Act generally would prohibit any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of us. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of our voting stock. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Sandy Spring Bancorp, could constitute acquisition of control of the bank holding company. Maryland law generally requires the prior approval of the Commissioner before a person, group of persons, or company may acquire 25% or more of our voting stock or otherwise exercise a controlling influence over the direction of the management or policy of Sandy Spring Bancorp or Sandy Spring Bank.

Description of Preferred Stock

The following summary contains a description of the general terms of the preferred stock that we may issue. The specific terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to the amendment to our Articles of Incorporation or the Articles Supplementary to the Articles of Incorporation with respect to the establishment of a series of preferred stock which will be filed with the SEC in connection with the offering of such series of preferred stock.

General

Our Articles of Incorporation permits our board of directors to reclassify any of our unissued shares of capital stock into preferred stock, in one or more series, without stockholder action. The board of directors can fix the designation, powers, preferences and rights of each series. Therefore, without stockholder approval, our board of directors can authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power of the common stock and may assist management in impeding any unfriendly takeover or attempted change in control. 83,094 shares of our of our preferred stock are currently outstanding.

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the price at which the preferred stock will be issued;

•	the dividend rate or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange provisions;

•	whether we have elected to offer depositary shares as described under “Description of Depositary Shares”; and

•	any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of the preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

As described under “Description of Depositary Shares,” we may, at our option, with respect to any series of the preferred stock, elect to offer fractional interests in shares of preferred stock, and provide for the issuance of depositary receipts representing depositary shares, each of which will represent a fractional interest in a share of the series of the preferred stock. The fractional interest will be specified in the prospectus supplement relating to a particular series of the preferred stock.

Rank

Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up, and dissolution, rank:

•	senior to all classes of common stock and all equity securities issued by us, the terms of which specifically provide that the equity securities will rank junior to the preferred stock (the junior securities);

•	equally with all equity securities issued by us, the terms of which specifically provide that the equity securities will rank equally with the preferred stock (the parity securities); and

•	junior to all equity securities issued by us, the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

Dividends

Holders of the preferred stock of each series will be entitled to receive, when, as, and if declared by our board of directors, cash dividends at such rates and on such dates, if any, described in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Our ability to pay dividends on our preferred stock is subject to policies established by the Federal Reserve.

Rights Upon Liquidation

If we dissolve, liquidate, or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the prospectus supplement relating to that series of the preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of the preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.

Because we are a bank holding company, our rights, the rights of our creditors and of our stockholders, including the holders of the preferred stock offered by this prospectus, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization may be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Redemption

We may provide that a series of the preferred stock may be redeemable, in whole or in part, at our option, with prior Federal Reserve approval, if required. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all shares of preferred stock are redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Under current regulations, bank holding companies, except in certain narrowly defined circumstances, may not exercise any option to redeem shares of preferred stock included as Tier 1 capital without the prior approval of the Federal Reserve. Ordinarily, the Federal Reserve would not permit such a redemption unless (1) the shares are redeemed with the proceeds of a sale by the bank holding company of common stock or perpetual preferred stock, or (2) the Federal Reserve determines that the bank holding company’s condition and circumstances warrant the reduction of a source of permanent capital.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as otherwise required by law or in our Articles of Incorporation.

Under regulations adopted by the Federal Reserve, if the holders of any series of the preferred stock are or become entitled to vote for the election of directors, such series may then be deemed a “class of voting securities” and a holder of 25% or more of such series, or a holder of 5% or more if it otherwise exercises a “controlling influence” over us, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, at such time as such series is deemed a class of voting securities, (a) any other bank holding company may be required to obtain the approval of the Federal Reserve to acquire or retain 5% or more of that series and (b) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve to acquire or retain 10% or more of that series.

Exchangeability

We may provide that the holders of shares of preferred stock of any series may be required at any time or at maturity to exchange those shares for our debt securities. The applicable prospectus supplement will specify the terms of any such exchange.

Description of Depositary Shares

General

We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the prospectus supplement, of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited with a depositary named in the prospectus supplement. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the moneys payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Notices

The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock.

Limitation of Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and their duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Description of Warrants

We may issue warrants to purchase debt securities, preferred stock, depositary shares or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities, preferred stock, depositary shares or common stock, or any combination of those securities in the form of units, as described in the appropriate prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. Below is a description of certain general terms and provisions of the warrants that we may offer. Further terms of the warrants will be described in the prospectus supplement.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	any applicable anti-dilution provisions;

•	any applicable redemption or call provisions;

•	the circumstances under which the warrant exercise price may be adjusted;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material United States federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of the preferred stock or common stock purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities, preferred stock, depositary shares or common stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and the related debt securities, preferred stock, depositary shares or common stock will be separately transferable;

•	the number of shares of preferred stock, the number of depositary shares or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the antidilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Description of Units

We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered or global form.

The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the form of unit agreement which will be filed with the SEC in connection with the offering of such units, and, if applicable, collateral arrangements and depositary arrangements relating to such units.

Plan of Distribution

We may offer and sell these securities in any one or more of the following ways:

•	to the public through a group of underwriters managed or co-managed by one or more underwriters, or through dealers;

•	through one or more agents;

•	directly to purchasers; or

•	through a combination of such methods of sale.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

Each time we sell securities a prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name or names of any agents, dealers or underwriters included in the offer and sale of the securities;

•	the public offering or purchase price and the proceeds we will receive from the sale of the securities;

•	any discounts and commissions to be allowed or paid to the agents or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

We may agree to enter into an agreement to indemnify the agents and the several underwriters against certain civil liabilities, including liabilities under the Securities Act or to contribute to payments the agents or the underwriters may be required to make.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to those contracts will be equal to, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•	the purchase by an institution of the debt securities covered under that contract will not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•	if the debt securities are also being sold to underwriters acting as principals for their own account, the underwriters will have purchased those debt securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us of those securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Each series of securities other than common stock will be new issue of securities with no established trading market. Any underwriters to whom offered securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering. The securities offered by this prospectus may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity or activity of any trading in the offered securities.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by Financial Industry Regulatory Authority (“FINRA”) members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Conduct Rule 2710.

We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of our common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell shares of our common stock short using this prospectus and deliver our common stock covered by this prospectus to close out such short positions, or loan or pledge our common stock to financial institutions that in turn may sell the shares of our common stock using this prospectus. We may pledge or grant a security interest in some or all of our common stock covered by this prospectus to support a derivative or hedging position or other obligations and, if we default in the performance of our obligations, the pledges or secured parties may offer and sell our common stock from time to time pursuant to this prospectus.

We also may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for, us or one or more of our affiliates in the ordinary course of business.

Legal Opinions

The validity of the securities offered hereby will be passed upon for us by Kilpatrick Stockton LLP, Washington, D.C.

Experts

The consolidated financial statements of Sandy Spring Bancorp, Inc. as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, and the effectiveness of Sandy Spring Bancorp, Inc.’s internal control over financial reporting as of December 31, 2007, appearing in Sandy Spring Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their reports that are incorporated by reference in this Prospectus and Registration Statement in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

           Shares of Common Stock

Baird

Janney Montgomery Scott

March   , 2010